Subject to Completion Preliminary Term Sheet dated October 28, 2013

Filed Pursuant to Rule 433

Registration No. 333-180289

(To Prospectus dated March 22, 2012,
Prospectus Supplement dated March 22, 2012 and

Product Supplement EQUITY INDICES LS-1 dated October 25, 2013)

Units	Pricing Date*	November , 2013
$10 principal amount per unit	Settlement Date*	December , 2013
CUSIP No.	Maturity Date*	, 2015
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index

▪	Exposure to changes in a composite index consisting of a leveraged long position in the Energy Select Sector Index and a short position in the Consumer Discretionary Select Sector Index (together, the “Composite Index”)

▪	The Long Component will be given an initial weight of 150%, and the Short Component will be given an initial weight of 50%

▪	Maturity of approximately [18 to 22] months

▪	1-to-1 upside exposure to increases in the Composite Index

▪	1-to-1 downside exposure to decreases in the Composite Index, with 100% of your investment at risk

▪	All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES LS-1.

The estimated initial value of the notes on the pricing date is expected to be between $9.60 and $9.80 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total

Public offering price(1)(2)	$ 10.00	$

Underwriting discount(1)(2)	$ 0.20	$

Proceeds, before expenses, to HSBC	$ 9.80	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively. See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

November      , 2013

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Summary

The Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due                  , 2015 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you with 100% participation in increases in the Composite Index, which consists of a leveraged long position in the Energy Select Sector Index and a short position in the Consumer Discretionary Select Sector Index (the “Market Measure Components”). If the Ending Value is less than the Starting Value of the Composite Index, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including any amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Composite Index. See “Terms of the Notes” below.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked notes, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, will reduce the economic terms of the notes. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)

On the maturity date, you will receive a cash payment per unit determined as follows:

If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes.

The Redemption Amount will not be less than zero.

Principal Amount:	$10.00 per unit
Term:	Approximately [18 to 22] months
Composite Index:	The Energy Select Sector/Consumer Discretionary Select Sector Long Short Index. See “The Composite Index” below.
Long Component:	Energy Select Sector Index (Bloomberg symbol: “IXE”) (Initial Component Weight: 150%)
Short Component:	Consumer Discretionary Select Sector Index (Bloomberg symbol: “IXY”) (Initial Component Weight: -50%)
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The average of the closing values of the Composite Index on each scheduled calculation day during the Maturity Valuation Period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY INDICES LS-1.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-17.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.

Long Short Notes	TS-2

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement EQUITY INDICES LS-1 dated October 25, 2013: http://www.sec.gov/Archives/edgar/data/83246/000114420413056944/v358185_424b5.pdf

▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the level of the Energy Select Sector Index will increase, and that the level of the Consumer Discretionary Select Sector Index will decrease or not increase as much as the Energy Select Sector Index increases, from the pricing date to the Maturity Valuation Period.

▪  You accept that your investment will result in a loss, which could be significant, if the Composite Index decreases from the Starting Value to the Ending Value.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the stocks included in the Long Component.

▪  You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees charged, as described on page TS-2.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You anticipate that the level of the Energy Select Sector Index will decrease, or that the level of the Consumer Discretionary Select Sector Index will increase or not decrease as much as the Energy Select Sector Index decreases, from the pricing date to the Maturity Valuation Period.

▪  You believe that the value of the Composite Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪  You seek return of principal at maturity.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the stocks included in the Long Component.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Long Short Notes	TS-3

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

The following table is based on a Starting Value of 100. It illustrates the effect of a range of hypothetical Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)	0.00%	$10.00	0.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.

For hypothetical historical values of the Composite Index, see “The Composite Index” section below. All payments on the notes are subject to issuer credit risk.

Long Short Notes	TS-4

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 80.00

= $8.00 Redemption Amount per unit

Example 2

The Ending Value is 100.00, or 100.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 100.00

= $10.00 Redemption Amount per unit

Example 3

The Ending Value is 120.00, or 120.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 120.00

= $12.00 Redemption Amount per unit

For more details on calculating the Starting Value and the Ending Value of the Composite Index and related calculations, see the section entitled “The Composite Index” on page TS-8.

Long Short Notes	TS-5

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Market Measure Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

▪	The long and short positions of the Market Measure Components will have a substantial effect on the value of the Composite Index, and, in turn, the value of the notes; in the case of the Long Component, this effect is magnified due to its leverage.

▪	Your investment return, if any, may be less than a comparable investment directly in the Market Measure Components, or the securities included in the Market Measure Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Market Measure Components.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	The Redemption Amount will not reflect changes in the value of the Composite Index that occur other than during the Maturity Valuation Period.

▪	The publisher of the Market Measure Components may adjust the Market Measure Components in a way that affects their levels, and that publisher has no obligation to consider your interests.

▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect the implied borrowing rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our implied borrowing rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-17 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Composite Index and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	Our trading, hedging and other business activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our trading and hedging activities, and those of MLPF&S and our respective affiliates, may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.

Long Short Notes	TS-6

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

▪	You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure Components, and you will not be entitled to dividends or other distributions by the issuers of these securities.

▪	We and MLPF&S do not control any company included in the Market Measure Components and are not responsible for any disclosure made by any other company.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Market Measure Components may create conflicts of interest with you.

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement EQUITY INDICES LS-1.

Additional Risk Factors

MLPF&S, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices based on the sector classification methodology of S&P Dow Jones Indices (as defined below).

The stocks included in each Select Sector Index, including the Market Measure Components, are selected by MLPF&S (the “Index Compilation Agent”). The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’ sector classification methodology as set forth in its Global Industry Classification Standard. S&P Dow Jones Indices has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. The Index Compilation Agent will compile the Select Sector Indices without regard to the notes. The Index Compilation Agent has no obligation to take the interests of the holders of the notes into consideration in compiling the Select Sector Indices, including when compiling the Market Measure Components.

S&P Dow Jones Indices may cause an adjustment to the S&P 500® Index in a way that affects its level, and has no obligation to consider your interests.

S&P Dow Jones Indices is responsible for calculating and maintaining the S&P 500® Index, from which the stocks included in the Market Measure Components are selected. S&P Dow Jones Indices can add, delete, or substitute the stocks included in the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index and therefore the composition and level of a Market Measure Component. Changing the companies included in a Market Measure Component may affect its level, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P Dow Jones Indices may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index, any of which could adversely affect the value of the notes. S&P Dow Jones Indices has no obligation to consider your interests in calculating or revising the S&P 500® Index.

The stocks included in each Market Measure Component are concentrated in one sector.

All of the stocks included in the Market Measure Components are issued by companies in the energy or the consumer discretionary sector, as applicable. As a result, the stocks that will determine the performance of the notes are concentrated in two sectors. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Market Measure Components, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the energy sector or the consumer discretionary sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in more than two sectors.

The stocks of companies in the energy sector are subject to swift price fluctuations.

The issuers of the stocks included in the Energy Select Sector Index develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Energy Select Sector Index and, therefore, the level of the Energy Select Sector Index and the value of the notes.

The performance of stocks in the consumer discretionary sector is tied closely to the performance of the overall domestic and international economy.

The issuers of the stocks included in the Consumer Discretionary Select Sector Index include manufacturers and retailers in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing. The success of consumer product manufacturers and retailers in these industries is tied closely to the performance of the overall domestic and international economy, employment rates, tax policies, fuel prices, the rate of inflation, interest rates and consumer confidence. Success also depends heavily on disposable household income and consumer spending. Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer products in the marketplace and hence the performance of companies in the consumer discretionary sector.

Long Short Notes	TS-7

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

The Composite Index

The Composite Index is designed to allow investors to participate in the percentage change in the value of a leveraged long position in the Energy Select Sector Index and a short position in the Consumer Discretionary Select Sector Index from the Starting Value to the Ending Value. The Market Measure Components are described in the section below. Each Market Measure Component has been assigned a weighting that reflects the relative contribution of that Market Measure Component to the value of the Composite Index. The positive weighting of 150% of the initial level of the Long Component in the Composite Index indicates a leveraged long position in the Long Component. The negative weighting of 50% of the initial level of the Short Component in the Composite Index indicates a short position in the Short Component.

The information on the Composite Index provided in this term sheet should be read together with the discussion under the heading “Description of the Notes—The Composite Index” in product supplement EQUITY INDICES LS-1.

If October 21, 2013 were the pricing date, for each Market Measure Component, the Initial Component Weight, hypothetical closing level on the pricing date, hypothetical Component Ratio, and initial Composite Index contribution would be as follows:

Market Measure Component	Bloomberg Symbol	Initial Component Weight	Closing Level on the Pricing Date(1)	Component Ratio(2)	Composite Index Contribution
Energy Select Sector Index	IXE	150.00%	868.99	0.17261418	150.00
Consumer Discretionary Select Sector Index	IXY	-50.00%	624.76	-0.08003073	-50.00
			Starting Value:		100.00

(1)	These were the closing levels of the Market Measure Component on October 21, 2013.

(2)	Each hypothetical Component Ratio equals the Initial Component Weight of the Market Measure Component (expressed as a percentage) multiplied by 100.00, and then divided by the closing level of that Market Measure Component on October 21, 2013 and rounded to eight decimal places. The actual Component Ratios will be determined on the pricing date.

Hypothetical Calculations of the Closing Value of the Composite Index

Set forth below are six examples of closing value calculations of the Composite Index (rounded to two decimal places), assuming the above hypothetical Component Ratios (based on the closing levels of the Market Measure Components on October 21, 2013) and the Initial Component Weights.

The following table sets forth hypothetical closing values for the Composite Index. The calculation agent will calculate the closing value of the Composite Index by summing the products of (i) the closing level for each Market Measure Component on the applicable calculation day and (ii) its Component Ratio. The Ending Value will be the average of the closing value of the Composite Index on each calculation day during the Maturity Valuation Period. If a Market Disruption Event occurs as to any Market Measure Component on a scheduled calculation date, the closing level of that Market Measure Component will be determined as more fully described beginning on page PS-22 of product supplement EQUITY INDICES LS-1 in the section "Description of the Notes—Market Disruption Events.”

			Closing Level on a Calculation Day
Market Measure Components	Closing Level on the Pricing Date	Component Ratio	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Energy Select Sector Index (Long Component)	868.99	0.17261418	912.44	912.44	912.44	721.26	825.54	825.54
Consumer Discretionary Select Sector Index (Short Component)	624.76	-0.08003073	656.00	730.97	593.52	656.00	593.52	518.55

	Starting Value		Closing Value on a Calculation Day
Composite Index	100.00		105.00	99.00	110.00	72.00	95.00	101.00

Long Short Notes	TS-8

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Summary of Examples

For more discussion on the effect of the long and short positions of the Market Measure Components on the value of the Composite Index, and in turn, the value of the notes, see “Risk Factors” on PS-6 in product supplement EQUITY INDICES LS-1. Furthermore, the hypothetical Component Ratios and related calculations are described in more detail in the section entitled “Description of the Notes—The Composite Index” in product supplement EQUITY INDICES LS-1. You are encouraged to read that section of the product supplement in order to more fully understand the examples below.

The closing value of the Composite Index on a calculation day will be calculated as follows:

Closing Value = (Closing Level of Long Component x its Component Ratio) + (Closing Level of Short Component x its Component Ratio)

Example 1 – The level of each Market Measure Component has increased by 5%. Because the Component Ratios reflect the 150% weighting of the Long Component and the -50% weighting of the Short Component, the closing value of the Composite Index is 105.00, an increase of 5% from the Starting Value.

Closing Value = (912.44 x 0.17261418) + (656.00 x -0.08003073) = (157.50) + (-52.50) = 105.00

Example 2 – The level of the Long Component has increased by 5% and the level of the Short Component has increased by 17%. Because the Component Ratios reflect the 150% weighting of the Long Component and the -50% weighting of the Short Component, the closing value of the Composite Index is 99.00, a decrease of 1% from the Starting Value.

Closing Value = (912.44 x 0.17261418) + (730.97 x -0.08003073) = (157.50) + (-58.50) = 99.00

Example 3 – The level of the Long Component has increased by 5% and the level of the Short Component has decreased by 5%. Because the Component Ratios reflect the 150% weighting of the Long Component and the -50% weighting of the Short Component, the closing value of the Composite Index is 110.00, an increase of 10% from the Starting Value.

Closing Value = (912.44 x 0.17261418) + (593.52 x -0.08003073) = (157.50) + (-47.50) = 110.00

Example 4 – The level of the Long Component has decreased by 17% and the level of the Short Component has increased by 5%. Because the Component Ratios reflect the 150% weighting of the Long Component and the -50% weighting of the Short Component, the closing value of the Composite Index is 72.00, a decrease of 28% from the Starting Value.

Closing Value = (721.26 x 0.17261418) + (656.00 x -0.08003073) = (124.50) + (-52.50) = 72.00

Example 5 – The level of each Market Measure Component has decreased by 5%. Because the Component Ratios reflect the 150% weighting of the Long Component and the -50% weighting of the Short Component, the closing value of the Composite Index is 95.00, a decrease of 5% from the Starting Value.

Closing Value = (825.54 x 0.17261418) + (593.52 x -0.08003073) = (142.50) + (-47.50) = 95.00

Example 6 – The level of the Long Component has decreased by 5% and the level of the Short Component has decreased by 17%. Because the Component Ratios reflect the 150% weighting of the Long Component and the -50% weighting of the Short Component, the closing value of the Composite Index is 101.00, an increase of 1% from the Starting Value.

Closing Value = (825.54 x 0.17261418) + (518.55 x -0.08003073) = (142.50) + (-41.50) = 101.00

The Ending Value of the Composite Index will be the average of the closing value of the Composite Index on each calculation day during the Maturity Valuation Period.

Long Short Notes	TS-9

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

While actual historical information on the Composite Index will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Composite Index from January 2008 through September 2013. The graph is based upon actual month-end historical levels of each Market Measure Component obtained from Bloomberg L.P., the hypothetical Component Ratios determined as of December 31, 2007, and a Composite Index level of 100.00 as of that date. This hypothetical historical data on the Composite Index is not indicative of the future performance of the Composite Index or what the value of the notes may be. Any historical upward or downward trend in the value of the Composite Index during any period set forth below is not an indication that the Composite Index is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Composite Index
150
125
100
75
50
25
0
Jan-08
May-08
Oct-08
Mar-09
Aug-09
Jan-10
Jun-10
Nov-10
Mar-11
Aug-11
Jan-12
Jun-12
Nov-12
Apr-13
Sep-13

Long Short Notes	TS-10

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

The Market Measure Components

We have derived all information contained in this term sheet regarding the S&P 500® Index and the Market Measure Components, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available sources. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices and MLPF&S. S&P Dow Jones Indices is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index or the Market Measure Components at any time.

Each of the component stocks in the Market Measure Components (the “component stocks”) is a constituent company of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices. The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P Dow Jones Indices, assigns a company’s stock to the Market Measure Components on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the Market Measure Components. S&P Dow Jones Indices has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P Dow Jones Indices plays only a consulting role in the assignment of the S&P 500® Index component stocks to the Market Measure Components, that assignment being the sole responsibility of the Index Compilation Agent.

S&P Dow Jones Indices acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Market Measure Components. The Market Measure Components are calculated by the Index Calculation Agent using a modified “market capitalization” methodology. This design ensures that each of the component stocks within the Market Measure Components is represented in a proportion consistent with its percentage with respect to the total market capitalization of the applicable Market Measure Component. Under certain conditions, however, the number of shares of a component stock within a Market Measure Component may be adjusted to conform to Internal Revenue Code requirements.

Each Market Measure Component is weighted based on the market capitalization of each of the component stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single component stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of that Market Measure Component; and (ii) with respect to 50% of the total value of that Market Measure Component, the market capitalization-based weighted value of the component stocks must be diversified so that no single component stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of that Market Measure Component.

The Market Measure Components do not reflect the payment of dividends on the stocks that they include. Therefore, the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the maturity date.

Long Short Notes	TS-11

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

The Long Component — The Energy Select Sector Index

The Energy Select Sector Index (IXE) is a modified capitalization-weighted index. The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. The Energy Select Sector Index was established with a value of 250.00 on June 30, 1998.

The following graph shows the historical performance of the Energy Select Sector Index in the period from January 2008 through September 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On October 21, 2013, the closing level of the Energy Select Sector Index was 868.99.

This historical data on the Energy Select Sector Index is not necessarily indicative of the future performance of the Energy Select Sector Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Energy Select Sector Index during any period set forth below is not an indication that the level of the Energy Select Sector Index is more or less likely to increase or decrease at any time over the term of the notes.

Long Short Notes	TS-12

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

The Short Component — The Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index (IXY) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of cyclical products or are in the transportation industry. Cyclical and transportation products include building materials, retailers, appliances, housewares, air transportation, automotive manufacturing, shipping, and trucking. The Consumer Discretionary Select Sector Index was established with a value of 250.00 on June 30, 1998.

The following graph shows the historical performance of the Consumer Discretionary Select Sector Index in the period from January 2008 through September 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On October 21, 2013, the closing level of the Consumer Discretionary Select Sector Index was 624.76.

This historical data on the Consumer Discretionary Select Sector Index is not necessarily indicative of the future performance of the Consumer Discretionary Select Sector Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Consumer Discretionary Select Sector Index during any period set forth below is not an indication that the level of the Consumer Discretionary Select Sector Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consider publicly available sources for the levels of the Market Measure Components.

Long Short Notes	TS-13

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

The S&P 500® Index

With the exception of the weighting constraints described above, the Market Measure Components are calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the S&P 500® Index. In particular: The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P Dow Jones Indices chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P Dow Jones Indices uses as an assumed model for the composition of the total market.  S&P Dow Jones Indices may from time to time in its sole discretion, add companies to or delete companies from, the S&P 500® Index to achieve these objectives.

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P Dow Jones Indices announced that it would transition the S&P 500® Index to float adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P Dow Jones Indices’ criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).  Currently, S&P Dow Jones Indices calculates the S&P 500® Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500® Index is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  Shares of a U.S. company traded in Canada as “exchangeable shares,” are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is also calculated using a base-weighted aggregate methodology:  the level of the S&P 500® Index reflects the total Market Value of all the component stocks relative to the S&P 500® Index base period of 1941-43.  The daily calculation of the S&P 500® Index is computed by dividing the Market Value of the S&P 500® Index component stocks by a Divisor, which is adjusted from time to time as discussed below.

The simplest capitalization weighted S&P 500® Index can be thought of as a portfolio consisting of all available shares of the stocks in the S&P 500® Index.  While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions.  Therefore, the actual number used in the S&P 500® Index is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the S&P 500® Index includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.  Continuity in the level of the S&P 500® Index is maintained by adjusting the Divisor for all changes in the S&P 500® Index constituents’ share capital after the base period of 1941-43 with the level of the S&P 500® Index as of the base period set at 10.  Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones Indices so that there is no change in

Long Short Notes	TS-14

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

the Market Value of the component stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index also require a Divisor adjustment.  By adjusting the Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500® Index.  As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the S&P 500® Index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the S&P 500® Index, no company removed from the S&P 500® Index.	No

Spin-off	Spun-off company added to the S&P 500® Index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the S&P 500® Index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the index component stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Long Short Notes	TS-15

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Another large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the S&P 500® Index.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly.  In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible.  Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis.  Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually.  In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement and Trademarks

We have entered into a non-exclusive license agreement with MLPF&S with respect to the Market Measure Components. The Market Measure Components are determined, composed and calculated by MLPF&S without regard to us, the notes or the holders of the notes. MLPF&S has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Market Measure Components.

MLPF&S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MARKET MEASURE COMPONENTS OR ANY DATA INCLUDED THEREIN AND MLPF&S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, UNAVAILABILITY, OR INTERRUPTIONS THEREIN. MLPF&S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN. MLPF&S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO THE MARKET MEASURE COMPONENTS OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MLPF&S, IN ITS CAPACITY AS LICENSOR, HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Energy Select Sector Index,” “Consumer Discretionary Select Sector Index” and “Select Sector Indices” are trademarks of MLPF&S or its affiliates and will be licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates. The S&P 500® Index is a product of S&P Dow Jones Indices LLC. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to MLPF&S and to us with respect to the S&P 500® Index is the use of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to MLPF&S, us, or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of MLPF&S or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the S&P 500® Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index.  It is possible that this trading activity will affect the value of the S&P 500® Index and the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

Long Short Notes	TS-16

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the estimated initial value.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, the issuer’s creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Composite Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Composite Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see "Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds” on page PS-16 of product supplement EQUITY INDICES LS-1.

Long Short Notes	TS-17

Long Short Notes Linked to the Energy Select Sector/Consumer Discretionary Select Sector Long Short Index, due , 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Composite Index.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement EQUITY INDICES LS-1.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees which may apply to some notes, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Long Short Notes	TS-18